Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Applied Digital Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	Other	600,000	$7.84	$4,704,000.00	0.0001531	$720.18

Total Offering Amounts:							$4,704,000.00		720.18
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$720.18

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”).(2) Represents 600,000 shares of Common Stock, that may be issued upon the vesting of time-based restricted stock units that will vest in accordance with the terms of a Restricted Stock Unit Award Agreement by and between the Company and Laura Laltrello.(3) Calculated in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on January 2, 2025, which date is within five business days prior to the date of filing of this Registration Statement.